Exhibit 10.22

AMENDED AND RESTATED

FAIRSHARE VACATION PLAN USE MANAGEMENT TRUST AGREEMENT

THIS AMENDED AND RESTATED FAIRSHARE VACATION PLAN USE MANAGEMENT TRUST AGREEMENT (the “Trust Agreement”) is effective as of the 1st day of January, 1996, by and among Fairshare Vacation Owners Association, an Arkansas nonprofit corporation, Fairfield Communities, Inc., a Delaware corporation, Fairfield Myrtle Beach, Inc., a Delaware corporation, such other subsidiaries of Fairfield Communities, Inc. and such other unrelated third parties as may from time to time desire to subject property to this Trust Agreement in accordance with the terms and conditions set forth herein, and amends FairShare Vacation Plan Use Management Trust Agreement dated June 26, 1991 and recorded in the counties and states listed on Exhibit A attached hereto.

WHEREAS, Fairfield is the developer of certain resort communities at which Fairfield sells timeshare and other real property interests;

WHEREAS, Fairfield desires to establish a trust to permit the Beneficiaries to use and exchange the Accommodations subjected to this Trust Agreement; and

WHEREAS, Persons that (i) subject one or more Accommodations to this Trust Agreement by an assignment of their Use Rights to the Trust, or (ii) purchase Accommodations which have previously been subjected to this Trust Agreement, shall be allocated Points symbolic of their respective Accommodations and shall be permitted to use their symbolic Points as described herein; and

WHEREAS, the Points allocated to a Member may be used to reserve Trust Properties pursuant to the procedures described in this Trust Agreement and the FairShare Plus Vacation Program Directory; and

WHEREAS, the Trustee has agreed to develop, or contract with a third party to provide, a reservation system to enable Members to reserve the use of the Trust Properties;

WHEREAS, the parties have agreed that the Trust, as an administrative convenience to the Members, will collect fees due from each Member to the property owner’s association or associations in which such Member’s Accommodation is located, hold such fee in escrow on behalf of each such Member and remit such fee to the appropriate POAs pursuant to each such Member’s directions;

WHEREAS, the Trust may, from time to time or at some future time, hold legal or equitable title to, or the Use Rights associated with, some or all of the Trust Properties,

WHEREAS, from time to time, other subsidiaries of Fairfield and/or third parties may, with the written consent of Fairfield and Trustee, subject property to this Trust Agreement; and

WHEREAS, this Trust Agreement will be recorded in the various states and counties in which the Accommodations may be located.

NOW, THEREFORE, Fairfield and the Trustee hereby enter into this Trust Agreement and each Member and/or third party shall be deemed to have consented to and agreed to be bound by this Trust Agreement at the time their respective Accommodations are subjected to the terms and conditions of this Trust Agreement by an assignment of Use Rights, or upon execution of a contract for the purchase of an Accommodation which has been previously subjected to this Trust Agreement or upon execution of such other documents as may be acceptable to the Trustee.

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings:

Section 1.01 “Accommodation” means an interest in a Vacation Unit, or an undivided percentage interest in one or more Vacation Units which is subjected to this Trust Agreement by a Member, Fairfield or a Third Party and which is either (i) a fixed or floating timeshare interval, as defined in the applicable Declaration, (ii) an estate for years, with or without a remainder over with other owners, (iii) a leasehold or “right to use” interest, or (iv) such other interest as the Trustee may accept from time to time, in Trustee’s sole discretion.

Section 1.02 “Annual Lodging Point Value” means the sum of the Points required for occupancy of an Accommodation for an entire year.

Section 1.03 “Assignment Agreement” shall mean that provision in a Member’s Purchase Agreement, the FairShare Vacation Ownership Assignment Agreement or other document whereby an Accommodation is subjected to the conditions and restrictions of this Trust Agreement and assigned a symbolic number of Points.

Section 1.04 “Association” means the Fairshare Vacation Owners Association, an Arkansas non-profit corporation.

Section 1.05 “Beneficiaries” means the beneficiaries of this Trust Agreement, which beneficiaries shall include the Members, the Association, the Plan Manager, Fairfield and the Third Parties.

Section 1.06 “Board” or “Board of Directors” shall mean the Board of Directors of the Association.

Section 1.07 “Declaration” means the Declaration of Covenants and Restrictions or Supplemental Declaration of Covenants and Restrictions or other similar document establishing a condominium, timeshare or other regime which contains one or more of the Accommodations or other property interests subjected to this Trust Agreement.

Section 1.08 “Directory” means the FairShare Plus Vacation Program Directory which describes the Trust Properties and the terms and conditions of the FairShare Vacation Plan, as may be amended and updated from time to time.

Section 1.9 “Escrow Account” means the account established by the Trustee into which the FairShare Plus Assessments paid by the Members are deposited.

Section 1.10 “Fairfield” means Fairfield Communities, Inc., a Delaware corporation, Fairfield Myrtle Beach, Inc., a Delaware corporation, and such other subsidiaries of Fairfield Communities, Inc. that may from time to time desire to subject property to this Trust Agreement in accordance with the terms and conditions set forth herein. Fairfield Communities, Inc. is the successor by merger to Fairfield Harbor, Inc., Fairfield in the Carolina’s, Inc., Fairfield Ocean Ridge, Inc., Fairfield Pagosa, Inc., Fairfield Plantation, Inc., Fairfield Williamsburg, Inc. and Fairfield Ventura, Inc.

Section 1.11 “FairShare Plus Assessment” means the annual fee paid to the Trust by a Member. The FairShare Plus Assessment consists of the Program Fee and the POA Fee.

Section 1.12 “Member” means the holder of a right to occupy an Accommodation subjected to this Trust Agreement, their heirs, successors or assigns. Fairfield is a Member of the Association to the extent it has subjected Accommodations to this Trust Agreement which have not yet been sold; provided, however, Fairfield is not required to pay any POA Fees or Program Fees except as provided by Section 11.08 of this Trust Agreement.

Section 1.13 “Membership” means the relationship of a Member to the Plan; the bundle of rights, duties and benefits including without limitation, the symbolic points, a Member receives by subjecting his Accommodation to the Trust Agreement.

Section 1.14 “Plan” means the FairShare Vacation Plan established by this Trust Agreement. The Plan is also known as the FairShare Plus Program.

Section 1.15 “Plan Manager” means the manager of the FairShare Vacation Plan, its successors and permitted assigns.

Section 1.16 “Points” means the symbolic value allocated to a Member in connection with such Member’s Membership or an Accommodation subjected to this Trust Agreement and the symbolic value placed upon the nightly occupancy of an Accommodation.

Section 1.17 “POA” means an underlying condominium, townhouse or timeshare property owners association, master association or community club to which an Accommodation is subject.

Section 1.18 “POA Fee(s)” shall mean the fee or fees paid by the Members to, and held in escrow in accordance with the terms of this Trust Agreement by, the Trustee for the Members’ respective annual POA fees, including without limitation recreation, maintenance and reserve fees and assessments, that each Member became obligated to pay to its respective POA when such Member purchased its Accommodation.

Section 1.19 “Program Fee(s)” shall mean the fees payable to the Trustee under Article X below by the Members for the expenses incurred in connection with the operation and administration of the Trust.

Section 1.20 “Program Fund” means the account or accounts in which the Program Fee is deposited to pay the expenses incurred in connection with the operation and administration of the Trust and the Plan.

Section 1.21 “Purchase Agreement” means any documents evidencing the purchase of an Accommodation by a Member.

Section 1.22 “Recording Office” means the appropriate local clerk’s office in any county in which any of the Accommodations are located.

Section 1.23 “Third Party” or “Third Parties” means all individuals or entities not affiliated with Fairfield that subject property to this Trust Agreement.

Section 1.24 “Trust” means the trust established by this Trust Agreement, as amended from time to time.

Section 1.25 “Trust Properties” means all Accommodations or interests therein, including but not limited to the Use Rights conveyed, assigned or subjected to this Trust Agreement by virtue of the conveyance or assignment of Accommodations to the Trust in accordance with the terms of this Trust Agreement, and all rights and privileges appurtenant thereto. Trust Properties may further include personal property and/or services used in connection with the Accommodations or otherwise made available to the Members and all substitutions, replacements and/or proceeds therefrom. Real and personal property may be added to the Trust Properties from time to time by Fairfield, the Plan Manager or the Trustee. The Trust Properties shall not include the POA Fees.

Section 1.26 “Trustee” means Fairshare Vacation Owners Association, any substitute trustee, or its successors and assigns.

Section 1.27 “Use Rights” shall mean those rights a Member has to use, occupy and possess an Accommodation, which rights are subjected to the restrictions and conditions of this Trust.

Section 1.28 “Vacation Unit” means an apartment, condominium or cooperative unit, cabin, lodge, hotel or motel room or any other private or commercial structure designed and available for use and occupancy for residential vacation purposes by one or more individuals.

Section 1.29 “Voting Designee” means the person or entity, its successors or assigns, who has been designated by a Member, to exercise such Member’s voting privileges in a POA.

Section 1.30 “Voting Member” is the person or entity designated on behalf of multiple owners of an Accommodation to exercise the vote of such multiple owners in the Association.

ARTICLE II

DECLARATION AND TITLE, PURPOSE

AND EFFECTIVE DATE OF TRUST

Section 2.01 Declaration and Title of the Trust. Effective as of the 26th day of June, 1991, there is established a Trust, which Trust shall be irrevocable during the time any Member has a right to occupy an Accommodation subjected to the terms of this Trust, which Trust shall be known as the “FairShare Vacation Plan Use Management Trust”. The Trust shall hold the Trust Properties on behalf of the Beneficiaries and the POA Fees on behalf of the Members, all for the use and purposes as set forth in this Trust Agreement.

Section 2.02 Purpose of the Trust. The purpose of the Trust shall be to secure for the Beneficiaries their respective rights and interests as set forth in this Trust Agreement, in the Purchase Agreements and/or Assignment Agreements executed by the Members.

Section 2.03 Governing Law. This Trust Agreement shall be deemed an Arkansas Trust and shall be governed by the laws of the State of Arkansas.

ARTICLE III

BENEFICIARIES

Section 3.01 Interest of Beneficiaries. The interest of a Beneficiary under this Trust Agreement shall consist of the rights set forth in this Trust Agreement. No Beneficiary shall have any right of partition as to any real or personal property held in Trust hereunder except to the extent of a Member’s right to the POA Fees held by the Trust in escrow as provided in Article X below and for the right of the Members to have the Use Rights to their respective Accommodation reconveyed upon termination of the Trust, if applicable. The death of a Beneficiary shall not terminate this Trust nor in any manner affect the powers of the Trustee.

Section 3.02 Beneficiary Acts. No Beneficiary shall have the authority to contract for or in the name of the Trust or any other Beneficiary or to bind the Trust or any Beneficiary.

Section 3.03 Assignment. Until the Trust receives written notice of an assignment or transfer, by operation of law or otherwise, by a Beneficiary of its interest in an Accommodation, or of any other event upon which any interest hereunder may depend, the Trust shall not be liable for any assignments or transfers with respect to such interest or other action which would have been proper prior to such assignment or other transfer, or other event, unless such action is done in bad faith.

Section 3.04 Fairfield. Fairfield may sell Accommodations subject to this Trust Agreement for cash or other terms acceptable to Fairfield. Fairfield may finance, with one or more lenders, Accommodations which are subjected to this Trust, and Fairfield may deliver to any such lender, deeds of trust, mortgages or other security instruments or liens against such Accommodations. Fairfield may also pledge to one or more lenders the Purchase Agreements given by Members secured by UCC-1 Financing Statements. Any such liens or security interests shall contain subordination language which subordinates the lenders’ interest in the Accommodations to that of the Member upon such Member’s fulfillment of the contractual obligations under the Member’s Purchase Agreement.

ARTICLE IV

ASSETS

Section 4.01 Trust Properties. The assets of the Trust shall be the Trust Properties. The POA Fees held in escrow pursuant to Article X and the reservation system owned by the Plan Manager shall not be part of the Trust Properties.

Section 4.02 Allocation of Points. For administrative convenience in operation of the Plan, the Trustee has established or will establish Point values for use of the Trust Properties. The symbolic Points assigned to an Accommodation are based on the location, size and season of occupancy of the Accommodation. When an Accommodation is subjected to the Trust, it will be allocated Points by the Trustee. The total number of Points required to reserve all Accommodations during all use days shall always equal or exceed the total number of Points allocated to all of the Members.

(a) Undivided Interest Accommodations. The ownership interest of a Member in undivided interest Vacation Units subjected to this Trust Agreement as stated in such Member’s Purchase Agreement or deed may not be changed. However, from time to time the Trustee may adjust the number of symbolic points required to reserve an Accommodation in such Vacation Units in order to respond to actual use patterns and changes in use demand. Any increase or decrease in the total number of points required to reserve such Vacation Units shall also result in a pro-rata increase or decrease in the number of Points allocated to the Members that own such Vacation Units (including Fairfield or such other applicable third party if all undivided interests have not yet been sold). However, any such adjustments made by the Trustee shall not result in a redistribution of the symbolic points assigned to undivided interest Vacation Units from one season of a year to another season in excess of a cumulative point total of twenty percent (20%) unless approved by a majority of the Members. Any such increase or decrease shall not alter or change the total number of symbolic points available for sale by Fairfield, a Member or any Third Party.

(b) Assigned Accommodations. From time to time, the Trustee may reevaluate the number of points previously assigned to an Accommodation that has been subjected to this Trust Agreement by a Member pursuant to an Assignment Agreement. Any increase or decrease in the number of points required to reserve such re-evaluated Accommodation shall also apply to the Member that subjected such Accommodation to this Trust Agreement.

ARTICLE V

TERMINATION OF THE TRUST, WITHDRAWALS, ADDITIONS, SUBSTITUTIONS,

AND TERMINATION OF POINTS

Section 5.01 Termination. Unless sooner terminated or extended as provided for elsewhere herein, this Trust shall terminate on December 31, 2025.

Section 5.02 Withdrawal of Accommodations. The Trustee may withdraw an Accommodation or an interest therein from the Trust and cancel the Points allocated to any Member owning an interest in any such withdrawn Accommodation by executing and recording, if necessary, an appropriate withdrawal document in the Recording Office, under any one of the following conditions:

(a) Default Under Purchase Agreement. If a Purchase Agreement for an Accommodation is cancelled due to default, the Trustee, upon the direction of Fairfield, shall execute the documents necessary to (i) cancel the Assignment Agreement and withdraw the Accommodation from this Trust, if applicable and/or (ii) terminate the Membership of the defaulting Member. In the event of a cancellation due to default, the defaulting Member forfeits to the Trust any and all previously paid Program Fees.

(b) Changed Circumstances. If the Trustee, in its discretion, has determined that an Accommodation should be withdrawn due to circumstances that render the Accommodation unsuitable for continued use in the Plan, the Trustee shall assure that a substitute Accommodation is available to be included in the Trust Properties in place of the withdrawn Accommodation or that all Points attributable to the withdrawn Accommodation are canceled. The Trustee shall execute any and all documents necessary to reconvey the Use Rights and/or transfer title to the withdrawn Accommodation to the appropriate Member or Fairfield, if necessary. If a substitute Accommodation is designated, the Trustee shall assure that the Annual Lodging Point Value of the substituted Accommodation is equal to or greater than the Annual Lodging Point Value of the withdrawn Accommodation.

(c) Destruction or Condemnation. If an Accommodation has been destroyed, condemned, damaged or lost such that in the Trustee’s sole discretion it is no longer suitable for use in the Plan, the Trustee shall withdraw the Accommodation from the Trust Properties and cancel, by written notice to the Members, the Annual Lodging Point Value for the Accommodation which has been destroyed or condemned.

(d) Termination of Declaration or Partition. If an Accommodation is terminated or partitioned pursuant to the Declaration establishing said Accommodation or interest, the Points in the Plan attributable to such Accommodation shall be removed from the Plan and the Members owning such terminated or partitioned Accommodation shall no longer have the right to participate in the Plan.

(e) Expiration. If a leasehold interest or “right to use” interest in an Accommodation expires, the Members owning Points associated with such expired interests shall have no further right to participate in the Plan and the symbolic points associated with such expired interests shall be cancelled.

(f) Fairfield Withdrawal. Fairfield may withdraw Accommodations subjected by Fairfield to this Trust Agreement if no undivided interests in such Accommodations have been sold, or Fairfield has reacquired all previously sold undivided interests in such Accommodations or Fairfield has subjected substitute Accommodations to this Trust Agreement in the manner described in Section 5.02(b) above.

Section 5.03 Addition of Accommodations. Fairfield may, from time to time, in its sole and absolute discretion, cause Use Rights for additional Accommodations and other real or personal property or services to be transferred or otherwise made available to the Members and the Trust without the consent of the Members or the Trustee; but under no circumstances shall Fairfield be required to make any such transfers. The addition of Use Rights for Accommodations and other real and personal property and/or services to the Trust may result in the addition of new Members who will compete with existing Members in making reservations for the use of the Trust Properties, and may also result in an increase in the Program Fee.

Section 5.04 Substitutions. Fairfield and the Trustee may, from time to time, in their sole and absolute discretion, substitute new Accommodations, personal property and services for existing Accommodations, personal property and services. The determination of whether to substitute will be based on the use by the Members of the Trust Properties, availability of similar property in the same general vicinity as the existing property, the age of the Trust Properties, the expenses incurred in connection with maintaining the Trust Properties and such other factors as may be determined by Fairfield and/or the Trustee from time to time. The Members have no right to consent to the substitution of new accommodations, property or services for existing accommodations, property or services. The replacement accommodations, property and services will provide Members with an opportunity to enjoy a substantially similar vacation experience as was available with the replaced accommodation, property or service. In determining whether the replacement accommodations, properties and/or services will provide a substantially similar vacation experience, all relevant factors will be considered, including, but not limiting to, some or all of the following: size, capacity, furnishings, maintenance, location (geographic, topographic, and scenic), demand and availability for Member use, and recreational capabilities.

ARTICLE VI

DUTIES AND OBLIGATIONS

OF THE TRUSTEE

Section 6.01 Duties and Obligations. The Trustee shall, without limiting the other duties and obligations set forth in other provisions of this Trust Agreement, provide the following services with respect to the Trust:

(a) Title. The Trustee shall accept and hold title or Use Rights to the Trust Properties for the beneficial use of each Member. In the event title to any Accommodation is transferred to the Trust, said Accommodation shall be subject in all respects to the provisions of this Trust Agreement. The Trustee shall have no equitable rights in any of the Accommodations subjected to this Trust Agreement nor any right to the income or profits to be derived from the sale of any Accommodations owned by the Trust. The Trustee will not accept, without the consent of Fairfield, Accommodations from any person or entity other than Fairfield.

(b) Liens. The Trustee shall use reasonable efforts to ascertain that at the time an Accommodation is subjected to this Trust Agreement that (1) no liens affect such Accommodation which would prevent the use of such Accommodation by the Members, (2) the holder of any lien has agreed that such lien is subordinated to the rights of a Member that satisfies the terms of his Purchase Agreement, and (3) the holder of any blanket lien has agreed to a non-disturbance provision in which it agrees that a Member that satisfies the terms of his Purchase Agreement shall be entitled to the Use Rights of the applicable Accommodation pursuant to the terms of this Trust Agreement; provided, however, the Trustee may accept Use Rights for Accommodations that do not satisfy such conditions if, in the Trustee’s sole discretion, the failure to satisfy such conditions with respect to such Accommodations does not materially adversely affect the total availability of Accommodations to the Members.

(c) Recording of Trust Agreement. The Trustee shall record or cause to be recorded in the Recording Office a copy of this Trust Agreement, and the appropriate amendments or addendums thereto and take all other steps necessary to assure that all Trust Properties are held by the Trust pursuant to this Trust Agreement as amended from time to time.

(d) Accounting. The Trustee shall from time to time employ, at the expense of the Trust, an independent accounting firm to verify and/or report on: (1) the inventory of the Trust Properties and the cumulative number of Points represented by the Trust Properties; (2) the cumulative number of Points allocated to Accommodations; and (3) all financial transactions, if any, of the Trust. Upon request, the Trustee shall furnish a copy of such report to the Association. Either Fairfield or the Association may request such a report if the Trustee has not obtained such a report during either of the previous two calendar years.

(e) Personal Property. Trustee shall provide for the maintenance, repair, and replacement of personal property located in the Accommodations, if the POA is not obligated to provide such maintenance, repair and replacement.

(f) Tax Returns. Trustee shall cause to be prepared and filed on behalf of the Trust all state and federal income tax returns.

(g) Member List. Trustee shall maintain a record of the names all Members and the cumulative number of Points allocated to the Trust Properties.

(h) Insurance. The Trustee shall cause to be maintained adequate insurance on the Trust Properties against fire and other unavoidable casualties if the POA is not obligated to provide such insurance. The Trustee shall hold any insurance proceeds received from such insurance pending the reconstruction of an Accommodation or the acquisition of a replacement Accommodation. The Trustee shall be responsible for reconstruction of the Accommodation or the acquisition of a replacement Accommodation if the applicable POA is not obligated to so reconstruct or acquire and shall assure that adequate arrangements are made for alternate accommodations during the time an Accommodation is being reconstructed. In the event a destroyed Accommodation is not reconstructed or replaced, the Trustee shall distribute any proceeds from insurance it may receive pursuant to Section 5.02 to the appropriate Members;

(i) POA Agreements. The Trustee may enter into agreements with each POA to set forth the delegation of duties between the Trust and the POA. If a POA is not a party to such an agreement, then the Trustee, as the holder of the Use Rights, may take any action it deems necessary to enforce the rights of the Members with respect to the Accommodations.

Section 6.02 Delegation of Duties. The Trustee may delegate any or all of its duties under this Article VI or any other Article of this Trust Agreement to the Plan Manager.

Section 6.03 Plan Manager. The initial Plan Manager shall be Fairfield, its successors or assigns. The Plan Manager shall operate the Plan pursuant to this Trust Agreement and the Management Agreement between Plan Manager and the Trustee, which Management Agreement is incorporated herein by reference and made a part hereof as though set forth word for word. The Plan Manager may be removed by a seventy-five percent (75%) vote of all of the Members. In order to assure continuity, the Plan Manager shall be prohibited from resigning prior to the appointment of a successor Plan Manager.

Section 6.04 Expenses. Trustee shall have no liability for any expenses attributable to the Trust Properties or the operation of the Trust.

ARTICLE VII

RIGHTS AND POWERS OF THE TRUSTEE

Section 7.01 Resignation of the Trustee. The Trustee may resign upon 90 days prior written notice of intent to resign delivered to the Board of Directors of the Association. Such notice shall become effective when, and Trustee shall continue to perform pursuant to this Trust Agreement until, a successor Trustee has been appointed. The successor Trustee must agree to perform the functions specified in this Trust Agreement. Fairfield and the Plan Manager shall agree on a successor Trustee. In the event Fairfield and the Plan Manager fail to agree on a successor Trustee, then the Board of Directors may appoint a successor Trustee. In the event the Board of Directors fails to appoint a successor Trustee, any interested party may petition the Chancery Court of Pulaski County, Arkansas, for the appointment of a successor Trustee. Upon appointment, a successor Trustee shall have all the powers and duties and shall perform the functions as described in this Trust Agreement. Nothing herein shall prohibit or preclude the appointment by the Trustee of a co-Trustee or a substitute Trustee under such circumstances as the Trustee shall deem necessary.

Section 7.02 Insurance by Trustee. Trustee shall obtain and maintain errors and omissions insurance coverage in an amount not less than the amount required by Fairfield, or as may be required by law.

Section 7.03 Compensation of Trustee. For its services performed in connection with the Trust, the Trustee shall receive the following from the funds in the Program Fund:

(a) Fee. A reasonable fee as may be agreed upon by Fairfield and the Trustee.

(b) Costs and Expenses. All costs and expenses of operating the Trust and maintaining, repairing, and operating the Trust Properties.

(c) Escrow. All costs and expenses incurred in connection with any escrow which may be established (including without limitation, the escrow for the POA Fees), it being understood, however, that neither the Trust nor the Trustee is required to take any action resulting in any expense of any kind unless the Trust has funds on deposit in the Program Fund to pay such expense, or unless the Trust receives a written guarantee satisfactory to the Trustee that such expenses will be promptly paid.

Section 7.04 General and Permissive Acts.

(a) Actions. The Trustee may commence or defend any actions at law or in equity relating to the Trust Properties. If a court action should be instituted in connection with the Trust Properties or any part thereof and the Trustee is named and served as a party, the Trustee shall be reimbursed by the Trust for all fees and expenses incurred in connection with such action.

(b) Employment of Others. The Trustee may employ counsel, accountants and such other persons as in its judgment shall be necessary to perform its duties as Trustee. Trustee shall not be liable to any Beneficiary and shall be indemnified and held harmless by the Beneficiaries and the Trust (i) for the default, defalcation or wrongdoing of any such person if Trustee exercised due care in the selection of such person, or (ii) for any non-negligent action taken or suffered by Trustee in good faith in reliance upon the instructions or advice of any person so selected.

(c) Compliance with Laws. The Trustee may do any and all things as may be necessary to comply with all applicable laws, ordinances and regulations promulgated by any governmental authority concerning the Trust Properties or any portion thereof, including, but not limited to, modifying, amending or restating this Trust Agreement to comply with such laws, ordinances and regulations.

(d) Execution of Documents. The Trustee may join with Fairfield or other necessary parties upon request in executing any necessary amendment or supplement to this Trust Agreement or any underlying Declarations, documents, plats, or similar documents.

ARTICLE VIII

TRUSTEE MAY NOT ENCUMBER PROPERTY

Section 8.01 Restrictions on Encumbrances. Trustee, in its capacity as Trustee under this Trust, shall not encumber any of the Trust Properties or the escrowed POA Fees, except to the extent of the lien in favor of the Trustee for the payment of the Program Fees; provided, however, the Trustee shall not be restricted from accepting a conveyance to this Trust of an Accommodation which has encumbrances or other interests which are or may be prior to those of any Beneficiary provided the provisions of ARTICLE VI, Section 6.01 (b) have been met.

ARTICLE IX

TRUSTEE LIABILITY

Section 9.01 Reliance on Opinion of Counsel. Trustee may rely upon the advice of counsel selected and employed by the Trustee. The opinion of any such counsel with respect to the construction of this Trust Agreement or the rights, obligations and powers of any person affected hereby, shall constitute full protection and be a justification to the Trustee for any action taken by the Trustee in good faith in reliance on such opinion.

Section 9.02 Protection of Trustee. The Trustee is hereby relieved of any and all liability to any Beneficiary for any losses to their interest resulting from the Trustee acting in accordance with the terms hereof. So long as the Trustee shall undertake to carry out its responsibilities under this Agreement in good faith, it shall not be liable in damages or otherwise to the Beneficiaries or their representatives or to any third party who may rely on the terms of this Agreement. Trustee shall not be required to verify the validity of any Purchase Agreement or Assignment Agreement which is valid on its face and which becomes part of a financing transaction affecting the Trust Properties. The Trustee does not guarantee to any Member that said Member will be entitled to use or occupy his Accommodation or any other Accommodation for which the Trustee holds Use Rights. If any dispute or difference arises between any of the Beneficiaries hereof and any third person or if any conflicting demands shall be made upon the Trustee, Trustee shall not be required to determine the same or take any action; but Trustee may await settlement of the controversy by final, appropriate legal proceedings or otherwise as it may require, or Trustee may file suit in interpleader in Chancery Court for Pulaski County, Arkansas, for the purpose of having the respective rights of the parties adjudicated and may deposit with said court any and all Trust Properties held hereunder and any and all documents, contracts, accounts any/or rights of any form or character. Upon institution of any such interpleader suit and upon giving notice thereof to the parties thereto by personal service in accordance with the order of the court or in accordance with the requirements of the laws of Arkansas, Trustee shall be fully released and discharged from all further obligations hereunder with respect to the property and documents so deposited.

Section 9.03 Payment to Trustee by Plan Manager. Trustee may pay on demand, from the funds on deposit in the Program Fund, any and all costs, damages, judgments, attorney’s fees, expenses, obligations and liabilities of every kind and nature reasonably suffered or incurred in connection with the interpretation of this Trust Agreement, any action, acts, amendments or supplements to this Trust Agreement if required to establish the validity of same, or with respect to any interpleader or any other proceeding.

ARTICLE X

FAIRSHARE PLUS ASSESSMENT; PROGRAM FUND

Section 10.01 FairShare Plus Assessment. Each Member other than Fairfield is required to pay the FairShare Plus Assessment to the Trust. The FairShare Plus Assessment consists of the sum of the Program Fee and the POA Fee, each of which will be determined on an annual basis prior to the beginning of each year. Upon receipt by the Trust, the FairShare Plus Assessment shall be deposited in the Escrow Account.

Section 10.02 Program Fee.

(a) Amount. The amount of the Program Fee shall be determined by the Trustee on a pro-rata basis based on the number of symbolic Points owned by each Member. This determination shall be made prior to January 1 of each year in connection with the budget process for the Trust.

(b) Use. The Program Fee will be used by the Trustee to fund the operations of the Trust.

(c) Transfers from Escrow Account. On a regular and recurring basis, the Trustee shall transfer all or a portion of the Program Fees to the Program Fund to pay the operating and administrative expenses of the Trust.

Section 10.03 POA Fee.

(a) Amount. Each Member’s POA Fee shall be equal to the sum of all annual POA fees, including without limitation recreation, maintenance and reserve fees and assessments, that each such Member agreed to pay the POA when such Member purchased his or her Accommodation. The amount of the POA Fee will be determined by each Member’s respective POA and not by the Trust. The amount of the POA Fee will vary from Member to Member as determined by the board of directors of the POA at the location of each Member’s Accommodation.

(b) Use. The POA Fee will be collected by the Trust pursuant to the direction of each Member as set forth in each Member’s Purchase Agreement and/or Assignment Agreement and held in the Escrow Account for each such Member until the POA Fee is due to each such Member’s respective POA. This fee will be paid on behalf of each Member that has fully deposited his or her POA Fees in the Escrow Account by the Trust on or before the date the fee is due to such Member’s POA. The POA Fee will be collected by the Trust on behalf of the Member and neither the Trust, the Trustee nor the Plan Manager shall have any discretionary power over the disposal or use of the POA Fee.

(c) Escrow Account. All POA Fees will remain in the Escrow Account until paid to the appropriate POA.

Section 10.04 Method of Payment. FairShare Plus Assessments may be paid annually or in monthly installments. Members who elect to pay their assessments on an annual basis must pay for an entire twelve-month period in advance.

Section 10.05 Escrow Account. Funds on deposit in the Escrow Account may from time to time be invested in accordance with the Trust’s investment policy. Investment income, if any, shall be included in the income of the Trust and shall be used by the Trust to offset the Program Fees for the year or years following the year in which the investment income is recorded.

Section 10.06 Special Assessments.

(a) Program Fees. The determination of the amount of the Program Fee will be based upon the best available information at the time of the preparation of the Trust’s budget. If necessary, Members will be required to pay or reimburse the Trust for Program Fund shortfalls. Adjustments, if any, to cover Program Fund shortfalls will be prorated among Members in an equitable fashion as determined by the Trustee in its sole discretion.

(b) POA Fees. The POA Fees will be estimated at the beginning of each year based upon the best available information at the time of the determination of the FairShare Plus Assessment. The amounts due for the POA Fees will be adjusted at the end of each year upon receipt of the actual amounts of the fees due the POAs and each Member will be billed for any increase in the POA Fees on or about January 31 of the following year. Any surplus resulting from a decrease in any POA Fees will be held in the Escrow Account and used by the Trust to offset the amount collected for the POA Fees for the following year. Refunds may be requested by a Member if the reduction in such Member’s POA Fee held in the Escrow Account exceeds five percent (5%) of the anticipated POA Fee for the next year.

Section 10.07 Surplus at Termination. Upon termination of this Trust, any Program Fund surplus, if any, remaining after payment of all costs and expenses incurred in connection with such termination shall be paid to the Member on a pro-rata basis. Any amounts collected as POA Fees from the Members and held in the Escrow Account shall be returned to the appropriate Members.

Section 10.08 Withdrawal from Trust. In the event a Member withdraws from the Trust for any reason, such Member shall be entitled to receive a refund of the prepaid POA Fee held in the Escrow Account on his behalf. The amount of the refund shall equal the balance of the withdrawing Member’s prepaid POA Fees less any administrative fees charged by the Trust and/or the Plan Manager in connection with such withdrawal. Program Fees are not refundable.

Section 10.09 Payment History. Each Member may request a payment history report from the Trust showing receipts and disbursements related to such Member’s Points; provided, however, no more than two such reports may be requested in any twelve (12) month period without an additional administrative charge.

Section 10.10 Confirmation of Escrow. From time to time the Trustee may need to confirm in writing each Member’s directions to the Trustee to collect the POA Fees and remit them when due to the appropriate POA. Each Member agrees to execute any documents reasonably deemed necessary by the Trustee to evidence such confirmation.

ARTICLE XI

TRUST PROPERTY RESERVATIONS

Section 11.01 Directory. Set forth below in summary form are certain of the most important features of the Plan. The rules, regulations, guidelines, policies and procedures related to the allocation of Points to the Trust Properties and the use of points by Members in connection with the Trust Properties and the Plan are fully described in the Directory. In the event of a conflict between the information described in this Article XI and the information set forth in the Directory, the information set forth in the Directory shall be controlling. Fairfield in its sole discretion, reserves the right to amend the Directory and the provisions therein from time to time as may be necessary to implement the Plan.

Section 11.02 Use Year. All Members shall be assigned a “Use Year” which determines the expiration date of such Member’s Points for that particular year. Each Member shall have as the end date of his “Use Year” one of the following four quarterly dates: March 31, June 30, September 30 or December 31.

Section 11.03 Reservations. The rules, regulations and guidelines concerning reservations and exchanges shall be set forth in the Directory. Reservations must be made in writing or by telephone and can be made for time periods of greater than a week or less than a week and for more than one period of time in a “Use Year”, provided the Member has sufficient Points for all such reservations. Reservations not used and not canceled 30 days prior to the intended use shall result in a loss of the Points used by the Member for the reservation unless the reserved Accommodation is subsequently used by other Members or by Fairfield.

Section 11.04 Wait List. A “wait list” system has been established by the Trustee for those Members who desire reservation dates that are unavailable and who want to be on a list in the event there are cancellations. The Trustee may charge a fee for the maintenance of the “wait list”, which fee may change, without any guarantee that the reservation date requested will become available. Use of the “wait list”, however, does not prevent a Member from making other reservations during the time such Member might be on the “wait list”.

Section 11.05 Rotating Priority List. Holidays and other high demand vacation periods are a popular vacation time at many of the Accommodations. Accordingly, a Rotating Priority List may be established by the Trustee to provide all Members the opportunity to enjoy their choice of Accommodations during such time periods. The rules, regulations and guidelines for the Rotating Priority List are set forth in the Directory.

Section 11.06 The Points Credit Pool. The Trustee has established a “Points Credit Pool” for the deposit of certain qualified Points that will not be used by a Member. The rules, regulations, guidelines and restrictions for the Points Credit Pool are set forth in the Directory.

Section 11.07 Delinquent Assessments. The Trustee reserves the right to prohibit a Member from utilizing his Points to reserve Accommodations, in the event of a delinquency in the payment of any amounts due to Fairfield or any other seller, lender or lienholder related to such Member’s Accommodation or Points, or in the event of a delinquency in the payment of the FairShare Plus Assessment to the Trust or the payment of any amounts due from such Member to a POA.

Section 11.08 Fairfield Use. Fairfield may reserve available Accommodations up to 60 days in advance of the first day of anticipated occupancy, for its own purposes, including renting to the public, provided it pays or otherwise causes a third party to pay into the Program Fund the occupancy related expenses of such Accommodations for each night to be used. All such occupancy related expenses shall be determined by the Trustee. As a result of Fairfield’s use there will be less space available for Member use; however, Fairfield may not reserve the last 10% of available occupancy for a type of Accommodation until 30 days prior to the first day of intended use. In addition, to the extent more points are available in the Plan than are allocated to Members other than Fairfield, Fairfield may sell or lease points on such terms as Fairfield and the Trustee deem reasonable. The purchasers of such Points shall have such Membership rights as Fairfield and the Trustee deem appropriate.

Section 11.09 Presales. In the event Fairfield presells Accommodations with proper regulatory approval, the purchaser of such Accommodations shall be entitled to reserve Accommodations prior to the time the Accommodation in which such purchaser has purchased an interest is available for occupancy if the Trustee has determined that the available Accommodations are sufficient to accommodate such purchaser. Should the Trustee determine that there are insufficient Points available to accommodate a purchaser who has purchased an interest in an Accommodation that is not available for use, said purchaser shall not be entitled to reserve Accommodations until such time as said Accommodation is available for occupancy.

Section 11.10 Additional Exchange Programs.

(a) Internal. Fairfield may develop an internal exchange program for Members by which the Members may reserve time at resorts outside of the Trust Properties. Fairfield may enter into an agreement with one or more resorts or resort developers at resorts not a part of the Trust Properties which may provide additional accommodations that Members would be able to utilize. The number and location of available resorts will change from time to time as set forth in the Directory and availability will be subject to the provisions of the Plan Manager’s reservation system. Fairfield may charge a fee for each transaction it consummates on behalf of a Member, which fee will be subject to change. Fairfield’s internal exchange system, called “FAX”, may be made available to Members who wish to use their Points to reserve time at resorts which are included in the “FAX” exchange network. Fairfield may charge a fee, which will be subject to change, for each transaction which involves an exchange into the “FAX” exchange network. Persons who have acquired properties in other Fairfield resorts and who are therefore entitled to the privileges of the “FAX” exchange network may also be entitled to exchange their properties for use of Accommodations, but such persons who are members of the “FAX” exchange network and who wish to exchange for Accommodations may not submit reservations more than seven months in advance of their requested use period provided they have banked their property with FAX six months in advance.

(b) External. An external exchange program may from time to time be available to qualified Members. Each Member, however, must determine whether he is eligible and desires to become a member of such external exchange program. Each participating Member will be required to pay any fees associated with membership in or the use of any such external exchange program. These external exchange programs are independent companies with no affiliation or relationship to Fairfield. The guidelines for exchanging through an external exchange company are subject to change and, when available, will be set forth in the Directory.

(c) Availability of Exchange. Fairfield does not guarantee to the Members that any exchange as set forth in the exchange programs referenced above will be available to the Members.

ARTICLE XII

OTHER RIGHTS AND RESPONSIBILITIES OF MEMBERS

Section 12.01 Sale or Transfer. A Member may sell or otherwise transfer his Accommodation and symbolic Points provided such Member gives notice to the Trustee at the address specified herein and provided further that the Points allocated to an Accommodation may not be sold separate from such Accommodation. A Member may not transfer any interest in his Accommodation, nor permit others to use the Points associated therewith unless such Member is current in the payment of his FairShare Plus Assessment. The transfer of an Accommodation and the Points associated therewith may not result in a Member owning less than the minimum number of points needed to reserve one week at an Accommodation. A Member desiring to transfer his Accommodation must also obtain the written consent of Fairfield, which consent may be withheld if the Member is delinquent in the payment of any obligations then due Fairfield under his Purchase Agreement. Fairfield and/or the Plan Manager has the right, in its discretion, to charge the purchaser a reasonable transfer fee for documenting the transfer of the Accommodation and the appurtenant Points.

Section 12.02 No Sale Assistance. The Trustee and Fairfield have no obligation to repurchase or assist a Member with the sale of his Accommodation and the Points associated therewith.

ARTICLE XIII

MEMBERSHIP IN THE FAIRSHARE VACATION OWNERS ASSOCIATION

AND OTHER PROPERTY OWNERS ASSOCIATIONS

Section 13.01 Owners Association. All Members are members of the Association and are entitled to one vote in the Association without regard to the number of Points allocated to such Member. If there are multiple owners of an Accommodation or Points then the multiple owners shall designate one owner as the voting Member and such Member shall be required to advise the Trustee of his selection. All Members are entitled to be members of the Board of Directors pursuant to the provisions set forth in the Articles of Incorporation and Bylaws of the Association. Any Member who is a member of the Board of Directors will pay his own expenses involved in traveling to and from the location of Board meetings. In addition, Fairfield shall be a member of the Association.

Section 13.02 POA. All Members shall remain or become members of the POA that governs their respective Accommodations, if applicable, and may also be members of the site or master association should one exist. Where allowed by law, each Member, by executing an Assignment Agreement or a contract or accepting a deed for an Accommodation subject to the Trust, delegates to the Voting Designee the authority to exercise any voting privileges such Member may have in the POA. Each Member also agrees to execute any additional documentation that may be requested from time to time by the Trustee to further evidence or continue the effectiveness of such delegation. In exercising the voting privilege of a Member, the Voting Designee agrees in its reasonable discretion to act at all times in the best interest of the Member. The Voting Designee agrees that it will notify the Member and vote as directed by the Member in writing on the following issues:

(a) Waiver of Material Rights. Waiver of any material rights of the POA or of the Members against the Plan Manager, Fairfield or a Third Party;

(b) Fee Increases. Any increase in the POA’s annual maintenance fee or common expense in excess of 115% of the previous year’s budget, excluding reserves;

(c) Termination. Voluntary termination of the timeshare, condominium or townhouse regime or any proposal not to reconstruct any unit or common element after destruction or casualty. The Voting Designee shall serve in such capacity until such time as the Accommodation is no longer subject to the terms of this Trust Agreement. All POA Fees shall remain the personal obligation of Member, its heirs, successors or assigns; provided, however, it is agreed that all POA Fees shall be paid to the Trust and held in the Escrow Account by the Trust on behalf of the Member until such amount is due to the POA.

Section 13.03 Payment of Delinquent FairShare Plus Assessments. Neither the Plan Manager, the Trustee, the Association nor Fairfield shall be responsible for paying any FairShare Plus Assessments or any delinquencies in any FairShare Plus Assessments.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Construction of Trust Agreement. Nothing contained herein shall preclude the Trustee or any Beneficiary from the right to judicial construction of any of the terms to this Trust Agreement. This Trust Agreement shall be construed in accordance with the laws of the State of Arkansas. This Trust Agreement shall be interpreted liberally in favor of an interpretation which will give this Trust Agreement full force and effect. Any action brought to enforce the terms or interpret any provision of this Trust Agreement shall be brought in the Chancery Court of Pulaski County, Arkansas.

Section 14.02 Arbitration. The Trustee may, upon request by all Members involved, arbitrate disputes arising between Members concerning the use and occupancy of an Accommodation and the interpretation of this Trust Agreement. The parties agree to abide by the findings of the Trustee.

Section 14.03 Severability. In the event any one or more of the phrases, sentences, clauses or paragraphs should be invalid, this Trust Agreement shall be construed as if such invalid phrase or phrases, sentence or sentences, clause or clauses, and paragraph or paragraphs had not been inserted, and the remaining provisions will therefore be valid and fully enforceable in accordance with the terms thereof.

Section 14.04 Notice to the Parties. Any notice to be given to a Beneficiary shall be given by certified mail, return receipt requested, addressed to the post office address last shown on the records of the Trustee. Every notice so given shall be effective from the date of the mailing of such notice and the date of the mailing of such notice shall be the date such notice is deemed given for all purposes.

Notice to be given to the Plan Manager or the Trustee shall be given by certified mail, return receipt requested to the following address:

Before December 1, 1996

Plan Manager FairShare Vacation Plan	Trustee
Fairfield Communities, Inc.	Fairshare Vacation Owners Association
P.O. Box 3375	P.O. Box 3375
Little Rock, AR 72203	Little Rock, AR 72203

On or After December 1, 1996

Plan Manager FairShare Vacation Plan	Trustee
Fairfield Communities, Inc.	Fairshare Vacation Owners Association
11001 Executive Center Drive	11001 Executive Center Drive
Little Rock, AR 72211	Little Rock, AR 72211

Section 14.05 Amendments. The Trustee or Fairfield may amend this Trust Agreement in writing from time to time and shall cause any such amendment to be recorded in the Recording Offices of all counties in which there are located Accommodations or interests therein subject to this Trust Agreement. This Trust Agreement may be amended in any manner necessary to clarify or to correct inconsistencies, errors in typing or preparation of this Trust Agreement, or in any manner necessary or convenient to bring this Trust Agreement into compliance with applicable laws, judicial decisions, ordinances, rules and regulations of governmental authorities having jurisdiction over the Trust Properties or over the registration of the Accommodations or interests therein and in order to give full force and effect to the provisions of this Trust Agreement and to assure that the provisions of this Trust Agreement will be valid under applicable law and enforceable in accordance with the terms hereof. This Trust Agreement may be amended from time to time to add a Third Party or additional Fairfield subsidiary that desires to participate in the Plan, provided said amendment clearly refers to, adopts and confirms this Trust Agreement. A Third Party may also be required to execute a resort affiliation agreement setting forth the terms of its participation in the Plan. Any amendment to the Trust Agreement adding a Third Party may contain complimentary additions and modifications to the Trust Agreement as may be necessary to reflect the different character, if any, of the Third Party or the Third Parties Accommodations, provided such changes or modifications are not inconsistent with this Trust Agreement. All amendments or modifications of the Trust Agreement must be approved by the Trustee.

Section 14.06 Further Assurances. Any party to this Trust Agreement or any Beneficiary will execute any additional document necessary or convenient to carry out the intent and purposes of the parties to this Trust Agreement.

Section 14.07 Ratification by Members. All Members by executing a Purchase Agreement or by accepting a deed to an Accommodation, ratify, confirm and agree to be bound by the terms and provisions of this Trust Agreement and the Management Agreement executed in connection herewith.

Section 14.08 Exchange Programs. The Trustee is authorized to enter into an agreement with exchange programs for the exchange of occupancy rights in the Accommodations or interests therein.

Section 14.09 Extensions. This Trust Agreement may be extended in whole or in part for successive ten (10) year periods by the affirmative vote of a majority of the affected Members and the approval of such extension by the Trustee.

Section 14.10 Successors and Assigns. This Trust Agreement shall be binding upon and shall inure to the benefit of the Members, their heirs, successors and assigns as well as the parties hereto, their successors and assigns. This Trust Agreement may only be amended by Fairfield, the Trustee and the Plan Manager.

IN WITNESS WHEREOF, the parties have executed this Trust Agreement as of the 1st day of January, 1996.

FAIRFIELD COMMUNITIES, INC., a Delaware corporation

By:	/S/ Joe T. Gunter, Senior Vice President
Attest:	/S/William J. Bennett, Assistant Secretary	(SEAL)

FAIRFIELD MYRTLE BEACH, INC., a Delaware corporation

By:	/S/ Joe T. Gunter, Vice President
Attest:	/S/ Daniel Kling, Assistant Secretary	(SEAL)

FAIRSHARE VACATION OWNERS ASSOCIATION,
an Arkansas nonprofit corporation, in its capacity as Trustee

By:	/S/ Clayton G. Gring, Sr., President
Attest:	/S/ B. S. Keller	(SEAL)

FAIRFIELD COMMUNITIES, INC.,
a Delaware corporation, in its capacity as PLAN MANAGER

By:	/S/ Joe T. Gunter, Senior Vice President
Attest:	/S/ William J. Bennett, Assistant Secretary	(SEAL)

FAIRSHARE VACATION OWNERS ASSOCIATION,
an Arkansas nonprofit corporation

By	/S/ Clayton G. Gring, Sr., President
Attest:	/S/ B. S. Keller, Secretary	(SEAL)

The following EXHIBIT A was attached to the Amended and Restated

FairShare Vacation Plan Use Management Trust Agreement

EXHIBIT A

Original “FairShare Vacation Plan Use Management Trust Agreement”

Recorded in the following counties:

SITE	STATE	COUNTY OFFICE	DATE	BOOK, PAGE ET SEQ.
Bay	AR	Cleburne Clerk of Court	07/09/91	Bk. Vol. 345, pp 675
	AR	Van Buren Clerk of Court	07/09/91	Doc. #91-3367
Branson	MO	Taney Recorder of Deeds	06/18/93	Bk. 320, pp 4761
Flagstaff	AZ	Coconino County Recorder	07/11/91	Doc. 1408, pp 544
Glade	TN	Cumberland Office of Register	07/09/91	Bk. 401, pp 648
Harbour	NC	Craven Register of Deeds	07/09/91	Bk. 1288, pp 534
Mountains	NC	Rutherford Register of Deeds	07/08/91	Bk. 579, pp 102
Myrtle Beach	SC	Horry RMC Office	07/10/91	Bk. 1480, pp 726
Nashville	TN	Davidson Office of Register	10/11/94	Bk. 9489, pp 981
Ocean Ridge	SC	Colleton RMC Office	07/12/91	Bk. 529, pp 135
Orlando	FL	Orange Comptroller	04/28/95	Bk. 4885, pp 2488
	FL	Osceola Clekr of Circiut Ct.	03/24/93	Bk. 1115, pp 2135
Pagosa	CO	Archuleta Office of Recorder	07/09/91	Recept. 180408
Plantation	GA	Carroll Office of Clerk	07/17/91	D. Book 706, pp 312
Sapphire Valley	NC	Jackson Register of Deeds	07/10/91	Bk. 782, pp 15
	NC	Transylvania Register of Deeds	07/16/91	Bk. 341, pp 174
Ventura	CA	Ventura Office of Recorder	08/02/91	Doc. #91-111853
Williamsburg	VA	York Office of Clerk	07/12/91	Bk. 620, pp 260